Exhibit 10.30

SECOND AMENDMENT
TO DIRECTOR COMPENSATION BENEFITS AGREEMENT
BY AND BETWEEN HERITAGE COMMERCE CORPORATION AND CHARLES J. TOENISKOETTER

This Second Amendment (“Second Amendment”) is made and entered into effective this January 24, 2008, by and between Heritage Commerce Corporation (hereinafter “the Bank”), and Charles J. Toeniskoetter, (hereinafter “the Director”). This Second Amendment amends the “Director Compensation Benefits Agreement” (hereinafter “Original Agreement”, effective as of May 23, 2002, by and between the Bank and the Director,  thereafter amended by virtue of “Amendment 1 To Director Compensation Benefits Agreement by and Between Heritage Commerce Corporation and Charles J. Toeniskoetter” (hereinafter the “First Amendment”), as  follows:

In an effort to clarify an ambiguity with respect to vesting and employment dates, the parties now hereby amend the Original Agreement and the First Amendment thereto as follows:

To delete the entire vesting schedule entitled “Schedule A”, incorporated into the Original Agreement by virtue of the First Amendment thereto, and to replace  such “Schedule A” with the modified “Second Amended Schedule A” attached hereto.

In addition to the forgoing, the following three paragraphs shall be inserted as under the heading of Paragraph  12.0 (immediately following the existing Paragraph 11.13) of the Director Compensation Benefits Agreement:

12.0
Internal Revenue Code Section 409A Compliance.   Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and the Director that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2006-79, 2007-78) and any future guidance or clarification of such statutes.

In accordance with the current restrictions on payouts of deferred compensation, and with respect to any plan amendment or election in 2008, such amendment or election may not act as to accelerate any payments or cause any payment to be made in 2008 that would not otherwise be payable in 2008. Furthermore, and in accordance with IRS Notice 2007-78, this restriction also applies to payments following a separation from service, and similarly applies to elections/amendments and payments made and to be made in 20078. In the event of any modification or amendment in 2008 regarding a payment to be made in 2008, such payment shall not be made or commence until January 1, 2009.

The parties reserve the right to amend this agreement as necessary in order to comply with IRC Section 409A. Furthermore, this Agreement shall be administered in compliance with IRC Section 409A and the related rules, regulations and notices.  Any section of this Agreement which violates IRC Section 409A and the related rules, regulations and notices shall be void and without effect.

To the extent that any paragraph, term, or provision of the Director Compensation Benefits Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the Director and a duty authorized Bank officer have signed this Agreement as of the written date.

HERITAGE COMMERCE CORPORATION

______________________________________                        Date:_________________________
By: Lawrence D. McGovern

______________________________________                        Date:_________________________
Charles J. Toeniskoetter

______________________________________        _____________________________
Witness                                                                                  Witness

SECOND AMENDED SCHEDULE A

CALENDAR PERIOD	APPLICABLE PERCENTAGE
May 23, 2002 to May 22, 2003	10.00%

May 23, 2003 to May 22, 2004	20.00%

May 23, 2004 to May 22, 2005	30.00%

May 23, 2005 to May 22, 2006	40.00%

May 23, 2006 to May 22, 2007	50.00%

May 23, 2007 to May 22, 2008	60.00%

May 23, 2008 to May 22, 2009	70.00%

May 23, 2009 to May 22, 2010	80.00%

May 23, 2010 to May 22, 2011	90.00%

May 23, 2011 and Thereafter	100.00%

AMENDMENT 1
TO DIRECTOR COMPENSATION BENEFITS AGREEMENT
BY AND BETWEEN HERITAGE COMMERCE CORPORATION AND
CHARLES J. TOENISKOETTER

This Amendment (“Amendment”) is made and entered into effective this __________, 2004, by and between Heritage Commerce Corporation (hereinafter “the Bank”), and Charles J. Toeniskoetter, (hereinafter “the Director”). This Amendment amends the Director Compensation Benefits Agreement, effective as of May 23, 2002, by and between the Bank and the Director, as follows:

Because of an inconsistency with respect to the one hundred percent vesting date specified in the original “Schedule A” vesting schedule, the parties now hereby amend the original Agreement as follows:

To delete the entire vesting schedule attached and incorporated into the original Agreement as “Schedule A” at page 11, and to replace such “Schedule A” with the modified “Schedule A” attached hereto.

To the extent that any paragraph, term, or provision of the Joint Beneficiary Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the written date.

HERITAGE COMMERCE CORPORATION

______________________________________                        Date:_________________________
By: Richard L. Conniff

______________________________________                        Date:_________________________
Charles J. Toeniskoetter

 ______________________________________        _____________________________
Witness                                                                                 Witness

SCHEDULE A

CALENDAR PERIOD	APPLICABLE PERCENTAGE
May 1, 1997 to April 30, 2002	0.00%

May 1, 2002 to April 30, 2003	10.00%

May 1, 2003 to April 30, 2004	20.00%

May 1, 2004 to April 30, 2005	30.00%

May 1, 2005 to April 30, 2006	40.00%

May 1, 2006 to April 30, 2007	50.00%

May 1, 2007 to April 30, 2008	60.00%

May 1, 2008 to April 30, 2009	70.00%

May 1, 2009 to April 30, 2010	80.00%

May 1, 2010 to April 30, 2011	90.00%

May 1, 2011 and Thereafter	100.00%

DIRECTOR COMPENSATION BENEFITS AGREEMENT

This Agreement is made and entered into effective as of May 23, 2002, by and between Heritage Commerce Corporation (“the Bank”), and Charles J. Toeniskoetter, an individual residing in the State of California (the “Director”).

R E C I T A L S

WHEREAS, the Director is a member of the Board of Directors of the Bank and has served in such capacity since May 23, 2002;

WHEREAS, the Bank desires to establish a compensation benefit program for directors who are not also officers or employees of the Bank in order to attract and retain individuals with extensive and valuable experience as directors; and

WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director; NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

A G R E E M E N T

1. Terms and Definitions.

1.1 Administrator.  The Bank shall be the “Administrator” and, solely for the purposes of ERISA as defined in subparagraph 1.9 below, the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.2 Applicable Percentage.  The term “Applicable Percentage” shall mean that percentage adjacent to a calendar period listed on Schedule “A” attached hereto, which percentage shall remain in effect until an adjustment occurs on each succeeding calendar period during the term of service as a member of the Board of Directors of the Bank.  Notwithstanding the foregoing or the percentages set forth on Schedule “A”, but subject to all other terms and conditions set forth herein, the “Applicable Percentage” shall be: (i) provided payments have mot yet begun hereunder, one hundred percent (100%) upon termination of termination of service described in subparagraph 5.4 pursuant to a “Change in Control” as defined in subparagraph 1.3 below, or the Director’s death, or Disability as defined in subparagraph 1.5 below, which death or Disability occurs prior to the termination of service; and (ii) notwithstanding subclause (i) of this subparagraph 1.2, zero percent (0%) in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Director’s death and of which the Bank is the designated beneficiary.  Furthermore, notwithstanding the foregoing, or anything contained in this Agreement to the contrary, in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Director’s death and of which the Bank is the designated beneficiary:  (1) the Director’s estate or designated beneficiary shall no longer be entitled to receive any of the amounts payable under the terms of this Agreement, and (2) the Bank shall have the right to recover from the Directors estate all of the amounts paid to the Director’s estate (with respect to amounts paid prior to the Director’s death or paid to the Director’s estate) or designated beneficiary (with respect to amounts paid to the designated beneficiary) pursuant to the terms of this Agreement prior to and after the Director’s death.

1.3 Change in Control.  The term “Change in Control” shall mean the occurrence of any of the following events with respect to the Bank (with the term “Bank” being defined for purposes of determining whether a “Change in Control” has occurred to include any parent bank holding company organized at the direction of the Bank to own one hundred percent (100%) of the Bank’s outstanding common stock):  (i) a change in control of a mature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does mot survive; (iii) any sale, tease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank’s then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period.  Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a “Change of Control” for purposes of this Agreement if the event which would otherwise come within the meaning of the term “Change of Control” involves (i) a reorganization at the direction of the Bank solely to form a parent bank holding company which owns one hundred percent (100%) of the Bank’s common stock following the reorganization, or (ii) am Employee Stock Ownership Plan sponsored by the Bank or its parent holding company which is the party that acquires “control” or is the principal participant in the transaction constituting a “Change in Control”, as described above.

1.4 The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.5 Disability/Disabled.  The term “Disability” or “Disabled” shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least three months including without limitation, the total irrecoverable loss of sight in both eyes or the loss by severance of both hands at or above the wrist or of both feet at or above the ankle or of one hand at or above the wrist and one foot at or above the ankle.

1.6 Early Retirement Date.  The term “Early Retirement Date” shall mean the Retirement as defined below, of the Director on a date which occurs prior to the Director attaining sixty-two (62) years of age, but after the Director has attained fifty-five (55) years of age.

1.7 Effective Date.  The term “Effective Date” shall mean the date first written above.

1.8 ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9 Director Benefits.  The term “Director Benefits” shall mean the benefits determined in accordance with Schedule “B”, and reduced to the extent:  (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6 and 7 hereof, (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.10 Plan Year.  The term “Plan Year” shall mean the Bank’s fiscal year.

1.11 Retirement.  The term “Retirement” or “Retires” shall refer to the date which the Director acknowledges in writing to Bank to be the last day of service as a member of the Board of Directors.

1.12 Removal for Cause.  The term “removal for cause” shall mean termination of the Director’s service as a member of the Board of Directors of the Bank by reason of any of the following:

(a)	The willful, intentional and material breach or the habitual and continued neglect by the Director of his duties;

(b)
The Director’s willful and intentional violation of (i) any State or Federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Bank, or the rules or regulations of the California Commissioner of Financial Institutions, Board of Governors or’ the Federal Reserve System, Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse effect upon the Bank;

(c)	The Director’s conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Director’s willful and intentional commission a fraudulent or dishonest act; or

(d)
The Director’s willful and intentional disclosure, without authority, of any secret or confidential information concerning Bank or taking any action which the Bank’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Bank

2. Scope, Purpose and Effect.

2.1 Contract of Employment.  Although this Agreement is intended to provide the Director with an additional incentive to continue to serve as a member of the Board of Directors, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank nor shall any provision of this Agreement restrict the right of the Bank to remove or cause the removal of the Director including, without limitation, by (i) refusal to nominate the Director for election for any successive term of office as a member of the Board of Directors of the Bank, or (ii) complying with an order or other directive from a court of competent jurisdiction or any regulatory authority having jurisdiction over the Bank which requires the Bank to take action to remove the Director.

2.2 Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3. Payments Upon Early Retirement or Retirement and After Retirement.

3.1 Payments Upon Early Retirement.  The Director shall have the right to Retire from the Board of Directors on a date which constitutes an Early Retirement Date as defined in subparagraph 1.6 above.  In the event the Director elects to Retire on a date which constitutes an Early Retirement Date, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs or upon such later date as may be mutually agreed upon by the Director and the Bank in advance of said Early Retirement Date.

3.2           Payments Upon Retirement.  If the Director shall continue to serve as a member of the Board of Directors until attaining sixty-two (62) years of age, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Retires or upon such later date as may be mutually agreed upon by the Director and the Bank in advance of said Retirement date.

4. Payments in the Event of Disability Prior to Retirement.  In the event the Director becomes Disabled at any time after the Effective Date of this Agreement but prior to Retirement, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director becomes Disabled.

5. Payments in the Event Employment Is Terminated Prior to Retirement.  As indicated in subparagraph 2.1 above, the Bank reserves the right to remove or cause the removal of the Director under certain circumstances, at any time prior to the Director’s Retirement.  In the event that the service of the Director shall be terminated, other than by reason of death, Disability or Retirement, prior to the Director’s attaining sixty-two (62) years of age, then this Agreement shall terminate upon the date of such termination of termination; provided, however, that the Director shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Director’s termination:

5.1 Termination Without Cause.  If the Director’s service as a member of the Board of Directors is terminated for reasons other than as specified in paragraph 5.3 below and such termination is not subject to the provisions of subparagraph 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age.

5.2 Voluntary Termination by the Director.  If the Director’s employment is terminated by voluntary resignation and such resignation is not subject to the provisions of subparagraphs 5.3 or 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age.

6. Termination by Removal for Cause.  The Director agrees that if the Director’s service as a member of the Board of Directors of the Bank is terminated “removal for cause”, as defined in subparagraph 1.12 of this Agreement, the Director shall forfeit any and all rights and benefits the Director may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

6.1 Termination by the Bank on Account of or After a Chance in Control.  In the event:  (i) the Director’s service as a member of the Board of Directors of the Bank is terminated in conjunction with, or by reason of, a “Change in Control” (as defined in subparagraph 1.3 above); then the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age.

7. Section 280G Benefits Reduction.  If all or any portion of the amounts payable to the Director under this Agreement, either alone or together with other payments which the Director has the right to receive from the Bank, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that arc subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Director shall be responsible for the payment of such excise tax and Bank (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Bank and Director shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Director is greater than the amount initially so determined, then the Director shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Bank and Director in the exercise of their reasonable good faith judgment.

8. Right To Determine Funding Methods.  The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director under the terms of this Agreement.  In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity.  The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part.  Consistent with Paragraph 9 below, the Director shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement.  In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.  Furthermore, a refusal by the Director to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Director of any and all rights to payment hereunder.

9. Claims Procedure.  The Bank shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement.  Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement.  Any decision by the Bank denying a claim by the Director for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Director.  Such decision shall set forth the specific reasons for the denial of a claim.  In addition, the Bank shall provide the Director with a reasonable opportunity for a full and fair review of the decision denying such claim.

10. Status as an Unsecured General Creditor.  Notwithstanding anything contained herein to the contrary:  (i) Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that upon request of the Director at any time during the term of this Agreement, a Rabbi Trust (the “Trust”) shall be established upon such terms and conditions as may be mutually agreeable between the Bank and the Director in order to permit the Bank to make contributions and/or transfer assets to the Trust to discharge its obligations pursuant to this Agreement.  The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director in such manner and at such times as specified in this Agreement.

11. Discretion of Board to Accelerate Payout.  Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that:  Director (i) consents to the revised payout terms determined appropriate by the Bank’s Board of Directors; and (ii) does not negotiate or in any way influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Bank’s Board of Directors and offered to the Director on a “take it or leave it basis”).

12. Miscellaneous.

12.1 Opportunity To Consult With Independent Advisors.  The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement.  The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for the Director, himself, and his heirs, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 11.1. The Director further acknowledges and agrees that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

12.2 Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA.  Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, legal representatives, agents, successors and assigns, and maybe entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.  Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

12.3 Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein.  The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

12.4 Notice.  Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	Heritage Bank of Commerce

150 Almaden Boulevard

San Jose, California 95113

Attn: Chairman of the Board

If to the Director:	Charles J. Toeniskoetter

Toeniskoetter & Breeding

1960 The Alameda

San Jose, CA 95126

12.5 Assignment.  The Director shall have no power or right to transfer, assign, anticipate, hypothecate, modify, or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment or transfer shall be void and unenforceable without the prior written consent of the Bank.  The Bank’s consent, if any, to one or more assignments or transfers shall not obligate the Bank to consent to or be construed as the Bank’s consent to any other or subsequent assignment or transfer.

12.6 Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Director and the Bank and, as applicable, their respective heirs, legal representatives, agents, successors, and assigns. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm, or person, unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

12.7 Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

12.8 Partial Invalidity.  If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

12.9 Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

12.10 Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

12.11 Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

12.12 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

12.13 Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Sank and the Director have executed this Agreement on the date first above-written in the City of San Jose, Santa Clara County, California.

BANK                                                      DIRECTOR

Heritage Bank of Commerce

By:____________________________                                                                                                     ____________________________
         Richard K. Conniff                                                                                                                                  Charles J. Toeniskoetter
         President and  Chief Operatiing Officer

SCHEDULE A

CALENDAR PERIOD	APPLICABLE PERCENTAGE
May 1, 1997 to April 30, 2002	0.00%

May 1, 2002 to April 30, 2003	10.00%

May 1, 2003 to April 30, 2004	20.00%

May 1, 2004 to April 30, 2005	30.00%

May 1, 2005 to April 30, 2006	40.00%

May 1, 2006 to April 30, 2007	50.00%

May 1, 2007 to April 30, 2008	60.00%

May 1, 2008 to April 30, 2009	70.00%

May 1, 2009 to April 30, 2010	80.00%

May 1, 2010 to April 30, 2011	90.00%

May 1, 2012 and Thereafter	100.00%

See subparagraph 1.2 of the Agreement for a definition and discussion of the Applicable Percentage.

SCHEDULE B
DIRECTOR BENEFITS

a.           A benefit account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director.  The Director Benefits shall be credited to the benefit account in an amount equal to One Thousand Dollars ($1,000.00) per year for each year of service as a member of the Board of Directors of the Bank.  The amount of Director Benefits payable under the Agreement shall be increased at the rate of two percent (2%) each year from the date of commencement of payments of the Director Benefits until the death of the Director.

b.           If the Director elects Early Retirement, the Director Benefits shall be decreased by a percentage calculated by subtracting the Director’s age at Early Retirement from the normal Retirement age of 62, and multiplying the result by a factor of five.  For example, a 35% reduction of the Director Benefits would occur if the Director’s Early Retirement age is 55, based on the following calculation: 62-55=7x5=35%.